N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	Quarterly Revenues Exceeded $30 Billion, Increasing 11% Year-Over-Year

•	Optum Revenues of $8.4 Billion Grew 15%; Optum Operating Earnings Grew 96% Year-Over-Year

•	UnitedHealthcare Grew to Serve 1.1 Million More People in the First Quarter

•	TRICARE Contract Implemented April 1, 2013, Adding 2.9 Million Military Market Beneficiaries

MINNETONKA, Minn. (April 18, 2013) - UnitedHealth Group (NYSE: UNH) today reported first quarter results, highlighted by strong enrollment growth in each of UnitedHealthcare's benefits businesses combined with well-diversified revenue growth and broad-based margin expansion at Optum. First quarter 2013 net earnings were $1.16 per common share. Overall results, led by Optum's performance, were strong across the enterprise, with year-over-year reimbursement and seasonal margin pressure in UnitedHealthcare's Medicare Advantage and Part D prescription drug plan product lines, as expected. Two of this year's early highlights have been UnitedHealthcare's implementation of the new TRICARE military health care award beginning April 1 and the successful movement of the first 3 million new and migrating UnitedHealthcare commercial consumers to pharmacy benefit manager OptumRx.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “This quarter provided a solid start to 2013 across our diversified health care businesses. UnitedHealthcare is achieving market-leading growth in health benefits, now including Amil and TRICARE, and is positioned to achieve one of its strongest-ever growth years. Looking forward, innovation and continuing discipline in advancing consistent care quality and medical and operating cost management will be critical to fulfilling the market's demands for greater health care value, as the pressures of reform and chronic under-reimbursement continue in federal programs serving seniors and individuals and families with lower incomes. At the same time, Optum is seeing accelerating growth and momentum as payers, care providers and other benefit sponsors respond to market pressures for lower costs, higher quality, greater transparency and increased productivity across our national health care system.”

UnitedHealth Group - Continued

The first quarter revenue growth rate of 11 percent included the conversion of one very large public sector customer from risk-based to fee-based benefits. This conversion was not in the Company's previous 2013 revenue outlook of $123 billion to $124 billion and will reduce annual revenues by $2.5 billion. The conversion was partially offset by higher-than-expected overall business growth, and UnitedHealth Group now forecasts 2013 revenues will approximate $122 billion, an increase of 10 percent over 2012 results. Although the April 1 sequestration cuts were not included in previous projections, the Company continues to forecast 2013 net earnings in the range of $5.25 to $5.50 per common share, recognizing sequestration pressures the top end of that range.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
Revenues	$30.3 billion	$27.3 billion	$28.8 billion
Earnings From Operations	$2.1 billion	$2.3 billion	$2.1 billion
Net Margin	4.1%	5.1%	4.3%

•
UnitedHealth Group's consolidated first quarter 2013 revenues of $30.3 billion increased $3.1 billion year-over-year, lifting the revenue growth rate to 11.2 percent from 8.6 percent for full year 2012. Broad-based organic growth and business expansion in both health care benefits and health care services continue to drive revenue acceleration and diversification.

•
First quarter earnings from operations were $2.1 billion and net earnings were $1.2 billion or $1.16 per common share, compared to net earnings of $1.4 billion and $1.31 per share in first quarter 2012, as first quarter 2012 net earnings were aided by strong reserve development and a favorable rebate true-up. As expected, the consolidated medical care ratio increased in the first quarter of 2013, rising 170 basis points year-over-year to 82.7 percent principally due to these items, which reduced earnings from operations by approximately $400 million and net earnings by approximately $0.25 per share on a year-over-year basis.

•	First quarter 2013 reserve development was $280 million compared to $530 million for the first quarter of 2012.

•
The year-over-year increase in the first quarter operating cost ratio of 15.2 percent was contained to 20 basis points, despite a strongly higher mix of services business and the addition of Amil, underscoring the effectiveness of the Company's ongoing cost management efforts.

•
The first quarter 2013 cash flows from operations of $1.1 billion were in line with first quarter 2012 adjusted cash flows from operations of $1.1 billion[1]. The ratio of operating cash flow to net earnings improved to 85 percent in first quarter 2013 from 76 percent in the first quarter of 2012. Management continues to expect cash flows from operations to exceed 130 percent of net earnings on a full year basis.

•	The first quarter income tax rate of 36.8 percent increased 80 basis points year-over-year, directly due to Affordable Care Act provisions.

_____________________________

1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of $3.6 billion for the first quarter of 2012 included a $2.5 billion monthly premium payment from the Centers for Medicare and Medicaid Services (CMS) that was received early. Cash flows from operations have been adjusted to report CMS payments in the quarter to which they relate.

UnitedHealth Group Results - Continued

•	First quarter days sales outstanding in accounts receivable of 9.5 days and days claims payable of 47 days were stable year-over-year.

•
UnitedHealth Group's March 31, 2013 debt to debt-plus-equity ratio was 36 percent. In the first quarter the Company issued $2.25 billion in debt, with a range of maturities and an average yield of 2.8 percent.

•
UnitedHealth Group repurchased nearly 10 million shares for $543 million in the first quarter and paid $216 million in dividends to shareholders, an increase of 29 percent year-over-year. The Company ended the quarter with $3.0 billion in cash available for general corporate use, with $1.5 billion earmarked for the projected second quarter completion of the Amil public equity and debt transactions.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national and international organizations, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and serves the nation's active and retired military and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
Revenues	$28.3 billion	$25.5 billion	$26.9 billion
Earnings From Operations	$1.6 billion	$2.1 billion	$1.6 billion
Operating Margin	5.8%	8.1%	6.1%

•
UnitedHealthcare's first quarter 2013 revenues of $28.3 billion increased $2.7 billion or 11 percent year-over-year. Revenue growth was driven by a year-over-year increase of 6.4 million consumers with medical benefits, including 1.8 million domestically. First quarter growth of 1.1 million people was balanced and diversified, with just over half of the increase in commercial markets, including Amil, and the remainder in the public and senior markets. An additional one-half million more seniors purchased stand-alone pharmaceutical benefits under Part D prescription drug plans in the quarter.

•
Earnings from operations for UnitedHealthcare for first quarter 2013 were $1.6 billion and the operating margin was 5.8 percent. As expected, operating earnings and margins decreased year-over-year, as first quarter 2012 benefitted from the exceptionally favorable items previously mentioned.

UnitedHealthcare Employer & Individual

•
Consumers served by UnitedHealthcare Employer & Individual grew by 855,000 people over the past year, including 375,000 people in first quarter 2013, ahead of management's expectations for both risk-based and fee-based offerings.

•
UnitedHealthcare Employer & Individual first quarter revenues of $11.1 billion decreased $557 million year-over-year due to the customer funding conversion, which represented more than $600 million in quarterly premium revenue in 2012.

•
Reflecting market demands for choice and affordability, 5.6 million consumers now participate in UnitedHealthcare's consumer-directed health care products, an increase of 860,000 consumers or 18 percent year-over-year.

•	UnitedHealthcare's commercial medical care ratio improved 40 basis points year-over-year to 78.3 percent in the first quarter, including the effect of the customer funding conversion.
UnitedHealthcare Medicare & Retirement

•	First quarter Medicare & Retirement revenues of $11.2 billion grew $1.3 billion or 13 percent year-over-year.

•	UnitedHealthcare grew in service to Medicare Advantage beneficiaries by 445,000 people in the past year, an 18 percent increase, including growth of 300,000 seniors in the first quarter.

•	Medicare Supplement growth continued at a robust pace, with the number of people served increasing by 285,000 or 9 percent in the past year, including 145,000 people in the first quarter of 2013.

•
UnitedHealthcare's successful positioning of its stand-alone Medicare Part D drug plans to serve both the low-income and open markets drove strong growth of 485,000 people in the first quarter. This growth benefitted UnitedHealthcare and its pharmacy benefit management partner, OptumRx.

UnitedHealthcare Community & State

•
First quarter Community & State revenues of $4.4 billion increased $498 million or 13 percent year-over-year. The Company expanded Medicaid services to an additional 65,000 people in the first quarter, despite the sale of the South Carolina Medicaid business. The past year's net growth of 230,000 people included overall growth of 465,000 people, offset by the South Carolina sale and the fourth quarter 2012 withdrawal from an offering in one county in Wisconsin. Recent awards in Arizona, Florida, Nevada and New Mexico are expected to add more than 100,000 people to these growth results over the coming year.

UnitedHealthcare International

•
UnitedHealthcare International first quarter 2013 revenues of $1.6 billion included the first full quarter from Amil as well as revenues from the remaining UnitedHealthcare International businesses. UnitedHealthcare International performed well financially in the quarter and contributed strong consumer growth of 205,000 people in the quarter.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. Using advanced data, analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
Total Revenues	$8.4 billion	$7.3 billion	$7.5 billion
Earnings From Operations	$495 million	$252 million	$459 million
Operating Margin	5.9%	3.4%	6.1%

•
Total Optum revenues of $8.4 billion for the first quarter of 2013 grew $1.1 billion or 15 percent year-over-year, led by broad-based organic growth across its services portfolio, including pharmacy growth from both serving new clients, representing nearly 1 million consumers, and the insourcing of UnitedHealthcare commercial customers. Revenues from each reported service category increased by double digit percentages year-over-year.

•	OptumHealth first quarter 2013 revenues of $2.4 billion grew $503 million or 26 percent year-over-year, driven by expansion of clinical services and organic growth.

•
OptumInsight first quarter revenues of $773 million grew $102 million or 15 percent year-over-year, led by expansion in government services and provider compliance offerings. OptumInsight's revenue backlog grew 12 percent year-over-year to $4.6 billion.

•
OptumRx first quarter revenues of $5.2 billion grew $475 million or 10 percent year-over-year. First quarter revenues reflected expanded services for UnitedHealthcare and strong external client growth. Script volumes increased 15 percent year-over-year in the first quarter and are expected to continue to accelerate, reaching an annual run rate of one-half billion adjusted scripts by year end.

Optum Business Results - Continued

•
Optum's first quarter earnings from operations of $495 million increased $243 million or 96 percent year-over-year and the operating margin of 5.9 percent expanded sharply from 3.4 percent in the first quarter of 2012. These results reflect continued progress on Optum's plan to accelerate growth and improve margins and productivity by strengthening integration and business alignment.

•
OptumHealth first quarter 2013 earnings from operations of $226 million grew by $134 million year-over-year due to overall topline growth and productivity gains, which advanced operating margins to 9.3 percent.

•
OptumInsight's first quarter 2013 earnings from operations of $149 million increased $60 million or 67 percent year-over-year. The 6 percentage point improvement in first quarter operating margin to 19.3 percent was driven by topline revenue growth and continuing improvements in business alignment and efficiency.

•	Strong growth, pricing disciplines and further improvements in generic mix drove a 69 percent increase in OptumRx earnings from operations to $120 million, up $49 million year-over-year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through May 2, 2013, following the live call. The conference call replay can also be accessed by dialing 1-800-839-2492. This earnings release and the Form 8-K dated April 18, 2013 may also be accessed from the Investors page of the Company's website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs, including sequestration; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2013

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues
Premiums	$27,274	$24,631
Services	2,112	1,791
Products	751	688
Investment and other income	203	172
Total revenues	30,340	27,282
Operating Costs
Medical costs	22,569	19,939
Operating costs	4,614	4,096
Cost of products sold	682	634
Depreciation and amortization	336	296
Total operating costs	28,201	24,965
Earnings from Operations	2,139	2,317
Interest expense	(178)	(148)
Earnings Before Income Taxes	1,961	2,169
Provision for income taxes	(721)	(781)
Net Earnings	1,240	1,388
Less: earnings attributable to noncontrolling interest	(48)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,192	$1,388
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.16	$1.31
Diluted weighted-average common shares outstanding	1,029	1,060

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31,	December 31,
	2013	2012
Assets
Cash and short-term investments	$13,057	$11,437
Accounts receivable, net	3,185	2,709
Other current assets	6,475	6,906
Total current assets	22,717	21,052
Long-term investments	17,998	17,711
Other long-term assets	42,411	42,122
Total assets	$83,126	$80,885
Liabilities and Shareholders' Equity
Medical costs payable	$11,726	$11,004
Commercial paper and current maturities of long-term debt	2,390	2,713
Other current liabilities	13,067	13,399
Total current liabilities	27,183	27,116
Long-term debt, less current maturities	15,659	14,041
Future policy benefits	2,447	2,444
Deferred income taxes and other liabilities	3,892	3,985
Redeemable noncontrolling interest	2,188	2,121
Shareholders' equity	31,757	31,178
Total liabilities and shareholders' equity	$83,126	$80,885

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net earnings	$1,240	$1,388
Noncash items:
Depreciation and amortization	336	296
Deferred income taxes and other	90	38
Share-based compensation	99	140
Net changes in operating assets and liabilities	(712)	1,724
Cash flows from operating activities	1,053	3,586
Investing Activities
Cash paid for acquisitions, net of cash assumed	(279)	(1,935)
Cash received from dispositions	45	—
Purchases of property, equipment and capitalized software, net	(323)	(269)
Net purchases and maturities of investments	(347)	(194)
Cash flows used for investing activities	(904)	(2,398)
Financing Activities
Common stock repurchases	(543)	(991)
Customer funds administered	962	1,137
Dividends paid	(216)	(168)
Net change in commercial paper and long-term debt	1,288	1,239
Other, net	12	(173)
Cash flows from financing activities	1,503	1,044
Effect of exchange rate changes on cash and cash equivalents	(20)	—
Increase in cash and cash equivalents	1,632	2,232
Cash and cash equivalents, beginning of period	8,406	9,429
Cash and cash equivalents, end of period	$10,038	$11,661

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues
UnitedHealthcare	$28,279	$25,533
Optum	8,411	7,331
Eliminations	(6,350)	(5,582)
Total consolidated revenues	$30,340	$27,282
Earnings from Operations
UnitedHealthcare	$1,644	$2,065
Optum (a)	495	252
Total consolidated earnings from operations	$2,139	$2,317
Operating Margin
UnitedHealthcare	5.8%	8.1%
Optum	5.9%	3.4%
Consolidated operating margin	7.1%	8.5%

Revenues
UnitedHealthcare Employer & Individual	$11,089	$11,646
UnitedHealthcare Medicare & Retirement	11,180	9,916
UnitedHealthcare Community & State	4,438	3,940
UnitedHealthcare International	1,572	31

OptumHealth	2,442	1,939
OptumInsight	773	671
OptumRx	5,196	4,721

(a)	Earnings from operations for Optum for the three months ended March 31, 2013 and 2012 were $226 and $92 for OptumHealth; $149 and $89 for OptumInsight; and $120 and $71 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2011
Commercial risk-based (a)	8,135	9,340	9,360	9,550
Commercial fee-based (a)	19,165	17,585	17,085	16,320
Total Commercial	27,300	26,925	26,445	25,870
Medicare Advantage	2,865	2,565	2,420	2,165
Medicaid	3,895	3,830	3,665	3,600
Medicare Supplement (Standardized)	3,325	3,180	3,040	2,935
Total Public and Senior	10,085	9,575	9,125	8,700
International	4,630	4,425	—	—
Total UnitedHealthcare - Medical	42,015	40,925	35,570	34,570
Supplemental Data
Medicare Part D stand-alone	4,710	4,225	4,240	4,855

Note:	UnitedHealth Group served 86.0 million individuals across all businesses at March 31, 2013, 83.7 million at December 31, 2012, 75.1 million at March 31, 2012, and 78.1 million at December 31, 2011.

(a)	2013 totals include the effect of a conversion of 1.1 million risk-based members of a public sector customer to a fee-based arrangement.